Exhibit 99.1
Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:	Media Relations:
President and Chief Operating Officer	Lisa M. Wilson	Dan Budwick
Tel: (216) 431-9900	In-Site Communications	Pure Communications, Inc.
bjlehmann@athersys.com	Tel: (917) 543-9932	Tel: (973) 271-6085
	lwilson@insitecony.com	dan@purecommunicationsinc.com
ATHERSYS REPORTS SECOND QUARTER 2010 RESULTS
Cleveland, OHIO, (August 9, 2010) — Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the quarter ended June 30, 2010.
Second Quarter and Recent Highlights Include:
•	Announced positive top line data for the phase I clinical trial of MultiStem® in acute myocardial infarction (AMI);

•	Hosted 2010 Investor and Research and Development Day with leading collaborators for each of the Company’s development programs;

•	Advanced Pfizer collaboration to develop MultiStem, our patented, adult-derived “off-the-shelf” stem cell product platform, for the treatment of inflammatory bowel disease;

•	Completed the first two dosing levels in the first arm of the phase I clinical trial for transplant support in leukemia or lymphoma patients; now enrolling patients at the third and highest dose level in this study, as well as treating patients in the multiple dose arm;

•	Recorded revenues of $1.9 million and a net loss of $3.1 million for the second quarter ended June 30, 2010; and

•	Completed the quarter with strong cash position of $20.1 million in cash, cash equivalents and available-for-sale securities.
“Recently we announced the top line data for our phase I safety trial administering MultiStem in AMI patients. We are extremely pleased with the safety profile as well as the one- and four-month patient follow up data.” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “MultiStem was found to be well tolerated at all dose levels and there were no clinically significant changes in vital signs, allergic reactions or infusional toxicities associated with treatment. In addition, the echocardiogram data collected from patients four months after MultiStem was administered demonstrated that the MultiStem treated groups had meaningful cardiac improvement compared to those patients who received only the standard of care. Among patients with significantly compromised cardiovascular function at the time of MultiStem administration, there appears to be an encouraging improvement in cardiovascular function.”

Second Quarter Results
Revenues for the three months ended June 30, 2010 increased to $1.9 million from $0.4 million for the comparable period in 2009 due principally to an increase in contract revenue and grant revenue during the second quarter of 2010. Contract revenue increased $1.2 million for the period primarily as a result of the collaboration with Pfizer Inc. Grant revenue increased $0.2 million for the period primarily due to the timing of expenditures that are reimbursed with grant proceeds. Net loss for the three months ended June 30, 2010 decreased to $3.1 million from $3.3 million for the comparable period in 2009 primarily due to an increase in revenues described above partially offset by an increase in research and development expenses. As of June 30, 2010, cash, cash equivalents and available-for-sale securities totaled $20.1 million.
Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. (Eastern Time) to review the quarterly results. Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 973-638-3440 from abroad, or via a live Internet broadcast on the Company’s website at www.athersys.com under the Investor Relations section.
A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on August 23, 2010 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 86664466.
About Athersys, Inc.
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke, and inflammatory bowel disease. The Company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Radom Activation of Gene Expression (RAGE®). Athersys has forged strategic alliances and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction and other disease indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete a phase II clinical trial of MultiStem for AMI; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements, our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$20,103	$26,382
Other current assets	707	847
Equipment, net	1,027	849
Other long-term assets	207	253

Total assets	$22,044	$28,331

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,346	$2,735
Deferred revenue	5,354	6,639
Total stockholders’ equity	14,344	18,957

Total liabilities and stockholders’ equity	$22,044	$28,331

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2009 has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Contract revenue	$1,519	$281	$2,914	$469
Grant revenue	352	155	697	337

Total revenues	1,871	436	3,611	806

Costs and expenses
Research and development	3,405	2,553	6,227	5,164
General and administrative	1,483	1,287	2,920	2,739
Depreciation	70	57	145	117

Total costs and expenses	4,958	3,897	9,292	8,020

Loss from operations	(3,087)	(3,461)	(5,681)	(7,214)
Interest income and other	10	114	43	242

Net loss	$(3,077)	$(3,347)	$(5,638)	$(6,972)

Basic and diluted net loss per share	$(0.16)	$(0.18)	$(0.30)	$(0.37)

Weighted average shares outstanding, basic and diluted	18,929,333	18,927,988	18,929,333	18,927,988